Exhibit 10(u)
Fourth Amendment
The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

The Lincoln National Life Insurance Company Agents' Savings and
Profit-Sharing Plan (the "Plan") is amended, effective January 1, 2000 (unless a different date is specified below) by deleting the following from the end of subparagraph 4.1(b)(iii):

"; except that the multiplier under this subparagraph shall not exceed $0.50 for Participants who (A) were formerly agents with CIGNA Corporation on December 31, 1997 who became agents of the Company as of January 1, 1998, (B) on or after January 1, 1998, became agents of the Company at any office formerly associated with CIGNA Corporation or (C) are Regional Chief Executive Officers (RCEOs), second line managers, or account managers at any office formerly associated with CIGNA Corporation and whose compensation during the plan year equals or exceeds $100,000."



IN WITNESS WHEREOF, the President of the Company has executed this Fourth Amendment this 22nd day of December 1999.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

/s/JON A. BOSCIA
----------------
By:  Jon A. Boscia
Its: President